Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel PondelWilkinson Inc. (310) 279-5980
LANNETT REPORTS FISCAL 2007 FIRST QUARTER FINANCIAL RESULTS
Philadelphia, PA — November 8, 2006 — Lannett Company, Inc. (AMEX: LCI) today reported financial results for the fiscal 2007 first quarter ended September 30, 2006.
For the first quarter of fiscal 2007, net sales rose 62% to $22.0 million from $13.6 million for the fiscal 2006 first quarter. The increase in net sales primarily consisted of higher sales of distributed products, which generally carry lower gross margins. Net income was $1.5 million, or $0.06 earnings per basic and diluted share, which included equity-based compensation expense of $0.2 million, net of tax benefit, or $0.01 per basic and diluted share. This compares with net income of $1.6 million, or $0.07 earnings per basic and diluted share, for the same period in fiscal 2006. Equity-based compensation expense was adopted at the beginning of fiscal year 2006 in accordance with the Statement of Financial Accounting Standards No. 123R.
“While our industry struggles to deal with competitive pressures on sales and margins, we are pleased with the solid top line growth during the first quarter of this year,” “During the quarter, we continued to invest in the company’s future by expanding our drug development program. The leasing of the new facility will help bolster our manufacturing, pharmaceutical development, distribution and warehousing capacities.” said Arthur Bedrosian, Lannett’s president and chief executive officer.
For the first quarter of fiscal 2007, gross profit rose to $9.1 million from $6.8 million in the first quarter of fiscal 2006. Research and development expenses increased to $1.8 million from $1.1 million for the same period in 2006. Selling, general and administrative expenses were $4.4 million, which included a $1.3 million royalty expense related to the sale of distributed products and $0.3 million of equity-based compensation expense, compared with $2.6 million in the first quarter of fiscal 2006. Amortization expense was $446,000 for both periods.
Lannett currently has 13 ANDAs pending at the FDA and 34 products in various stages of development.
About Lannett Company:
Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit the company’s website at www.lannett.com.
This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, including, but not limited to, the new facility bolstering capacity, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.
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FINANCIAL TABLES FOLLOW

	For the Three Months Ended
	(UNAUDITED)
	September 30,	September 30,
	2006	2005
Net sales	$21,967,826	$13,641,532
Cost of sales	12,846,394	6,862,785

Gross profit	9,121,432	6,778,747

Research and development expenses	1,778,427	1,141,101
Selling, general and administrative expenses	4,382,500	2,577,135
Amortization expense	446,166	446,166

Operating income	2,514,339	2,614,345

Other income	34,582	40,046

Income before taxes	2,548,921	2,654,391

Income tax expense	1,021,047	1,053,415

Net income	$1,527,874	$1,600,976

Earnings per share:
Basic	$0.06	$0.07

Diluted	$0.06	$0.07

Shares used to calculate earnings per share:
Basic	24,147,941	24,110,790

Diluted	24,170,735	24,117,149

LANNETT COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	(unaudited)
	September 30,	June 30,
	2006	2006
Assets:
Current Assets:
Cash	$555,245	$468,359
Trade accounts receivable, net	28,549,837	24,921,671
Inventories	10,940,816	11,476,503
Prepaid taxes	2,195,782	3,212,511
Other current assets	1,767,964	1,946,631
Deferred tax asset	1,461,172	1,461,172

Total current assets	45,470,816	43,486,847

Property and equipment, net	19,083,327	19,645,549

Investment securities-available-for-sale	4,599,066	5,621,609
Note Receivable	5,940,338	3,182,498
Deferred tax asset	17,029,341	18,070,674
Intangible asset, net	13,385,002	13,831,168
Construction in progress	2,254,855	1,955,508
Other assets	249,663	198,211

Total Assets	$108,012,408	$105,992,064

Liabilities and Shareholders’ Equity:
Current liabilities	$20,958,615	$20,624,428
Long-term debt, less current portion	6,904,215	7,065,986
Deferred income taxes and other liabilities	2,545,734	2,545,734
Shareholders’ equity	77,603,844	75,755,916

Total Liabilities and Shareholders’ Equity	$108,012,408	$105,992,064